Exhibit 99.1

Press Information

FOR IMMEDIATE RELEASE
NASDAQ SYMBOL MXIM

Contact:	John F. Gifford, Chairman,
President and Chief Executive Officer
(408) 737-7600

MAXIM REPORTS REVENUES AND EARNINGS

FOR THE FIRST QUARTER OF FISCAL 2005

AND INCREASES QUARTERLY DIVIDEND

          SUNNYVALE, CA–November 1, 2004–Maxim Integrated Products, Inc., (MXIM) reported net revenues of $435.1 million for its fiscal first quarter ending September 25, 2004, a 40.3% increase over the $310.2 million reported for the first quarter of fiscal 2004. Diluted earnings per share were $0.42 for the first quarter, a 68.0% increase over the $0.25 reported for the same period a year ago. Net revenues were 3.4% above the $421.0 million reported for the fourth quarter of fiscal 2004, and diluted earnings per share were 16.7% above the $0.36 reported for the fourth quarter of fiscal 2004. Net income for the first quarter was $144.5 million or 33.2% of net revenues, a 65.4% increase over the $87.4 million reported for the first quarter of last year and a 15.9% increase over the $124.7 million reported for the fourth quarter. Operating income for the Company was $210.7 million or 48.4% of net revenues for the first quarter, compared to the $125.7 million or 40.5% of net revenues reported for the same period a year ago and the $181.2 million or 43.1% of net revenues reported for the fourth quarter of fiscal 2004.

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          During the quarter, cash and short-term investments increased $88.9 million after the Company repurchased 1.3 million shares of its common stock for $58.5 million, paid dividends of $25.9 million, and acquired $66.3 million in capital equipment. Accounts receivable increased $3.3 million in the first quarter to $200.5 million due to the increase in net revenues, and inventories increased $18.0 million to $135.8 million.

          Gross margin for the first quarter was 72.4%, an increase over the 70.2% reported for the fourth quarter of fiscal 2004 as a result of the $5.9 million one-time bonus recorded in the fourth quarter and continued improvement in manufacturing efficiencies in the first quarter. First quarter gross margin for Dallas Semiconductor exceeded 70%. Research and development expense was $79.1 million or 18.2% of net revenues in the first quarter, compared to $87.8 million or 20.8% of net revenues in the fourth quarter of fiscal 2004. The decrease in research and development expense in the first quarter was due to the $9.5 million one-time fourth quarter bonus, which was offset by the hiring of additional engineers to support the Company’s new product development efforts. Selling, general and administrative expenses decreased from $26.4 million in the fourth quarter, or 6.3% of net revenues, to $25.1 million in the first quarter, or 5.8% of net revenues, primarily as a result of the $2.1 million one-time fourth quarter bonus.

          First quarter net bookings were approximately $377 million, compared to the fourth quarter’s level of $535 million. Turns orders received in the quarter were approximately $117 million, compared to the $170 million received in the prior quarter (turns orders are customer orders that are for delivery within the same quarter and may result in revenue within the same quarter if the Company has available inventory that matches those orders). First quarter ending backlog shippable within the next 12 months was approximately $458 million, including approximately $377 million requested for shipment in the second quarter of fiscal 2005. The Company’s fourth quarter ending backlog shippable within the next 12 months was approximately $529 million, including approximately $428 million that was requested for shipment in the first quarter of fiscal 2005.

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          Jack Gifford, Chairman, President, and Chief Executive Officer, commented:  “As expected, first quarter bookings were significantly below the fourth quarter’s level, as customers are apparently adjusting their inventory levels. During fiscal 2004, we booked approximately $250 million more than our estimate of consumption of our products by our customers, and we expected booking levels to make an adjustment. We believe that the fiscal 2004 third and fourth quarter booking levels reflected a desire by many customers to avoid supply chain disruptions in a longer-lead-time environment. Now that lead times are shortening, customers appear to be reverting to more of a ‘just in time’ approach to order placement.”

          Mr. Gifford continued: “Our San Antonio fab is ramping, as planned, to do 2 million moves at that facility as soon as possible.”

          Mr. Gifford added: “Analysts and investors often view a company’s free cash flow per share as one of the best indicators of value, and we agree. The following table presents Maxim’s historical free cash flow information. We will have additional comments on this data during our conference call later today.”

FREE CASH FLOW PER FULLY DILUTED SHARE(1)

(in millions except per share amounts)	FY2000	FY2001	FY2002	FY2003	FY2004	Q1 FY2005

Cash flow from operations	$666	$810	$404	$582	$695	$208
Capital expenditures	$(292)	$(337)	$(90)	$(84)	$(232)	$(66)

Free cash flow	$374	$473	$314	$498	$463	$142
Fully diluted shares outstanding	360	362	356	341	351	345

Free cash flow per fully diluted share	$1.04	$1.31	$0.88	$1.46	$1.32	$0.41

Earnings per fully diluted share	$1.04	$0.93	$0.73	$0.91	$1.20	$0.42

1)

We believe free cash flow to be relevant and useful information to our investors, as this measure is used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Free cash flow should be considered in addition to other measures of financial performance reported in accordance with GAAP.

          Mr. Gifford concluded: “The Company’s Board of Directors has declared an increased quarterly cash dividend of $0.10 per share. Payment will be made on November 30, 2004 to stockholders of record on November 15, 2004.”

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          Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainty. They include statements regarding the Company’s profitability and business outlook, the Company’s belief that customers are reverting to a “just in time” method for placing orders, and the Company’s belief that its San Antonio fab is ramping as planned and that it will complete 2 million moves at that facility as soon as possible. Actual results could differ materially from those forecasted based upon, among other things, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market, such as declines in customer forecasts or greater than expected cyclical downturns within the mixed-signal analog segment of the semiconductor market, as well as other risks described in the Company’s Form 10K for the fiscal year ended June 26, 2004.

          All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

          Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real world signal processing.

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Maxim Integrated Products, Incorporated
Company Profile

NASDAQ Symbol: MXIM	•	Founded 1983	•	Public since: February 29, 1988

OPERATIONS

Corporate Offices:	120 San Gabriel Drive, Sunnyvale, California 94086
U.S. Sales Offices:	Sunnyvale and Costa Mesa, CA; Wheeling, IL; Roswell, GA; Chelmsford, MA; Austin and Dallas, TX;
Beaverton, OR; Horsham, PA
Foreign Offices:	Munich, Germany; Tokyo, Japan; London, UK; Paris, France; Taipei, Taiwan; Seoul, South Korea;
Hong Kong; Singapore; Milan, Italy; Beijing, China; Stockholm, Sweden; Zurich, Switzerland;
Viborg, Denmark; Helsinki, Finland

PRODUCTS

Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for use in a variety of electronic products. Maxim circuits “connect” the real world and the digital world by detecting, measuring, amplifying, and converting real world and communication signals, such as temperature, pressure, sound, voice, or light into the digital signals necessary for computer and DSP processing.

•     Maxim serves approximately 35,000 customers worldwide.

•     Maxim has developed more products than any other analog company In the past 20 years.

•     Maxim is recognized as the leader in CMOS analog and bipolar high-frequency technologies.

•     74% international sales for Q1 FY05

FINANCIAL HIGHLIGHTS (In thousands, except EPS)

	FY2001	FY2002	FY2003	FY2004	Q1 FY2005

Net Revenues	$1,576,613	$1,025,104	$1,153,219	$1,439,263	$435,067
Net Income	$334,939	$259,183	$309,601	$419,752	$144,545
Shares	361,620	355,821	341,253	350,575	344,875
Diluted EPS	$0.93	$0.73	$0.91	$1.20	$0.42
Cash and Short-Term Investments	$1,220,352	$765,501	$1,164,007	$1,096,613	$1,185,560
Total Assets	$2,430,531	$2,010,812	$2,367,962	$2,549,462	$2,706,031
Stockholders’ Equity	$2,101,154	$1,741,151	$2,070,412	$2,112,318	$2,226,191
ROE	17.5%	13.5%	16.2%	20.1%	26.7%
Market Cap	$14,535,766	$13,391,992	$11,870,840	$18,240,400	$14,343,370

RESEARCH COVERAGE

A.G. Edwards, Brett Miller (314) 955-2620	Pacific Crest Securities, Michael McConnell (503) 790-7788
Amtech Research, Doug Freedman (415) 490-3921	Pacific Growth Equities, Jim Liang (415) 274-6889
CIBC, Richard Schafer (720) 554-1119	RBC Capital, Apjit Walia (212) 428-6406
Credit Suisse First Boston, Michael Masdea (415) 836-7779	SG Cowen, Jack Romaine (212) 278-4230
Deutsche Bank, Ross Seymore (415) 617-3268	Sanford C. Bernstein, Adam Parker (212) 756-4658
Goldman Sachs, Andrew Root (212) 902-2550	Smith Barney, Craig Ellis (415) 951-1887
Investec, Bobby Burleson, (212) 898-7716	Soundview Financial Group, Chris Caso (203) 321-7217
JMP Securities, Krishna Shankar (415) 835-8971	U.S. Bancorp Piper Jaffray, Tore Svanberg (650) 838-1411
JP Morgan, William Lewis (415) 315-6780	UBS, Tom Thornhill (415) 352-5667
Lehman Brothers, Romit Shah (212) 526-7865	Wedbush Morgan Securities, David Wu (213) 688-4547
Merrill Lynch, Joseph Osha (415) 676-3510	William Blair & Company LLC, Jeff Rosenberg (312) 364-8342
Morgan Stanley, Louis Gerhardy (415) 576-2391

Consolidated Statements of Income

	Three Months Ending

(In thousands except per share data)	9/25/04	9/27/03

	(unaudited)	(unaudited)
Net revenues	$435,067	$310,169
Cost of goods sold	120,252	93,028

Gross margin	314,815	217,141
	72.4%	70.0%

Operating expenses:
Research and development	79,097	70,096
Selling, general and administrative	25,062	21,389

Operating income	210,656	125,656
	48.4%	40.5%
Interest income, net	5,729	4,751

Income before provision for income taxes	216,385	130,407
Provision for income taxes	71,840	43,034

Net income	$144,545	$87,373

Basic earnings per share	$0.45	$0.27

Shares used in the calculation of basic earnings per share	324,668	326,247

Diluted earnings per share	$0.42	$0.25

Shares used in the calculation of diluted earnings per share	344,875	347,333

Dividends declared per share	$0.08	$0.08

Consolidated Balance Sheets

(In thousands)		9/25/04	6/26/04

		(unaudited)	(audited)
Assets	Current assets:
	Cash and cash equivalents	$246,405	$147,734
	Short-term investments	939,155	948,879

	Total cash, cash equivalents and short-term investments	1,185,560	1,096,613

	Accounts receivable, net	200,491	197,158
	Inventories	135,818	117,785
	Deferred tax assets and other current assets	164,475	166,558

	Total current assets	1,686,344	1,578,114

	Property, plant and equipment, at cost, less accumulated depreciation	990,765	942,186
	Other assets	28,922	29,162

	Total assets	$2,706,031	$2,549,462

Liabilities and Stockholders’ Equity	Current liabilities:
	Accounts payable	$90,004	$93,856
	Accrued expenses	199,343	182,692
	Deferred income on shipments to distributors	22,994	22,858
	Income taxes payable	44,850	19,339

	Total current liabilities	357,191	318,745

	Deferred tax liabilities	118,649	114,399
	Other liabilities	4,000	4,000

	Total liabilities	479,840	437,144

	Stockholders’ equity:
	Common stock	71,667	80,462
	Retained earnings	2,157,419	2,038,820
	Accumulated other comprehensive loss	(2,895)	(6,964)

	Total stockholders’ equity	2,226,191	2,112,318

	Total liabilities and stockholders’ equity	$2,706,031	$2,549,462